CONTSENT OF INDEPENDENT AUDITORS


The Board of Directors
USMX, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of USMX, inc. of our report dated February 17, 1995, relating to the consolidated statements of financial position of USMX, Inc. and Subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of USMX, Inc. We also consent to the reference to our firm under the heading "Experts" in the prospectus.



                                                       KPMG Peat Marwick LLP

Denver, Colorado
October 12, 1995